Exhibit 10.24

FOURTH AMENDMENT TO STANDARD OFFICE LEASE

This Fourth Amendment to Standard Office Lease (the "Amendment") is entered into between DOMICELIO OC, LLC, a Texas limited liability company ("Landlord"), as successor-in-interest to Frost National Bank, and PAYMENT DATA SYSTEMS, INC., a Nevada corporation ("Tenant"), dated effective as of February 2._ 2015 (the "Effective Date").

RECITALS

A.
WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated August 22, 2003, as amended by that certain First Amendment to Lease Agreement dated February 6, 2006, that certain Second Amendment to Lease Agreement dated October 7, 2009 and by that certain Third Amendment to Lease Agreement dated October 12, 2012 (collectively, the "Lease") for Suites 120 and 525, consisting of 4,507 rentable square feet (the "Premises"), within the office building known as One Countryside Place, located at 12500 San Pedro Avenue, San Antonio, Texas 78216 (the "Building"); and

B.	Landlord and Tenant wish to extend and amend certain other terms and conditions contained in the Lease.

AGREEMENT

NOW, THEREFORE, pursuant to the foregoing, and in consideration of the mutual covenants and agreements contained in the Lease, the Lease is amended as set out below:

1.            Defined Terms. All capitalized terms used herein have the same meanings as defined in the Lease, unless otherwise defined in this Amendment.

2.            Landlord. The Landlord established in Exhibit A (Basic Terms) of the Lease is deleted and replaced with "DOMICILIO OC, LLC."

3.            Notification Address (Landlord). Landlord's Notification Address established in Exhibit A (Basic Terms) of the Lease is deleted and replaced with the following:

Domicilio OC, LLC

Attn: Cushman & Wakefield, Property Manager
12500 San Pedro, Suite 327

San Antonio, TX 78216

4.            Term. Landlord and Tenant hereby agree to extend the Term of the Lease for one (1) period of thirty eight (38) months (said thirty-eight month period hereinafter referred to as the "Extension Term"). The Extension Term shall commence on March 1, 2015 and end April 30, 2018. Tenant acknowledges and agrees that, except for the improvements to be constructed by Landlord pursuant to the work letter attached hereto as Schedule 1 (the "Work Letter"), Tenant accepts the Premises in their "AS-IS" condition. TENANT ACKNOWLEDGES THAT NEITHER LANDLORD NOR LANDLORD'S AGENTS HAVE MADE ANY REPRESENTATION OR WARRANTY AS TO THE CONDITION OF THE PREMISES OR

THE BUILDING OR THEIR SUITABILITY FOR TENANT'S PURPOSES. LANDLORD EXPRESSLY DISCLAIMS, AND TENANT EXPRESSLY WAIVES, ALL IMPLIED OR EXPRESS WARRANTIES OF EVERY KIND, INCLUDING WITHOUT LIMITATION, WITH RESPECT TO THE HABITABILITY, FITNESS, OR SUITABILITY OF THE PREMISES FOR A PARTICULAR PURPOSE. Tenant has made its own investigations and conducted its own due diligence with respect to the Premises, and is on this relying solely on these investigations and due diligence in entering into this Amendment and the transactions contemplated herein, and is not relying on any representations or warranties of the Landlord or of Landlord's agents. Tenant represents and warrants to Landlord that: (a) its sole intended use of the Premises is for general office and data center use, which has no special requirements, including without limitation special security requirements; (b) it shall not use the Premises for any other purpose; and (c) prior to executing this Amendment, it has made such investigations as it deems appropriate with respect to the suitability of the Premises for its intended use and has determined that the Premises are suitable for such intended use.

5. Base Rental. The Base Rental for the Premises shall be as follows, beginning
March 1, 2015 (the "Commencement Date"). Landlord and Tenant agree that as originally provided in the Third Amendment to Lease Agreement, the Base Rental and any additional rent and all other charges scheduled to be paid from March 1, 2015 through and including June 30, 2016, shall be waived and replaced with the Base Rental of this Fourth Amendment.:

Base Rental for the Premises
Months	Rate	Annual Amount*	Monthly Installment
March 1, 2015 through March 31,	$21.00/RSF/year	$94,647.00	$7,887.25
2016
April 1,2016 through March 31, 2017	$21.50/RSF/year	$96,900.50	$8,075.04
April 1, 2017 through April 30,2018	$22.00/RSF/year	$99,154.00	$8,262.83

* Based on a 12-month period

6.            Expense Stop. Effective as of March 1, 2015, notwithstanding anything contained in the Lease to the contrary, for the purposes of calculating Tenant's Proportionate Share of Excess Operating Expenses, the Tenant's Base Year shall be calendar year 2015, and its Expense Stop, as defined in the Lease, shall be the Operating Expenses for the calendar year 2015.

7.            Leasehold Improvements. Provided that there shall not then be existing a default by Tenant under the provisions of the Lease beyond any applicable notice or cure period, Landlord agrees to furnish and install improvements within the Premises in accordance with the Work Letter attached to this Amendment as Schedule 1 and made a part hereof.

8.            Brokerage. Tenant warrants that, as of the Commencement Date of the Fourth Amendment to Lease, Tenant had no dealings with any broker or agent other than E Smith

Realty Partners Dallas, LLC in connection with the negotiation or execution of the Lease and shall indemnify Landlord against any claim from any broker or agent with the Lease. Tenant further warrants that, as of the Effective Date of this Amendment, Tenant has had no dealings with any broker or agent other than E Smith Realty Partners Dallas, LLC ("Tenant's Broke?') in connection with the negotiation or execution of the Amendment and shall indemnify Landlord against any claim from any broker or agent other than Tenant's Broker in connection with the Amendment. Landlord is responsible for paying all leasing commissions due Tenant's Broker in connection with this Amendment, pursuant to the terms and provisions of a separate commission agreement executed by and between Landlord and Tenant's Broker on or before the date of this Amendment.

9.           Miscellaneous. With the exception of those tenns specifically revised in this Amendment, the Lease remains in full force and effect, and to the best of Tenant's knowledge, Landlord is not in default under any of the terms and conditions of the Lease. As of the date of this Agreement, to the best of Landlord's knowledge there are no defaults by Tenant and no event has occurred or situation exists which would, with the passage of time, constitute a default by Tenant under the Lease. If there is any conflict between the terms and provisions of this Amendment and the terms and provisions of the Lease, the terms and provisions of this Amendment shall supersede and control

10.           Signage. Provided that Tenant is not in default of its Lease beyond any applicable notice and cure periods, Tenant shall continue to utilize its existing location on the exterior monument sign at no cost to Tenant throughout the lease term in accordance with the terms and conditions of the Lease. Landlord will use reasonable efforts, in Landlord's sole discretion, trim the existing landscaping to allow for the visibility of such sign.

11.           Landlord acknowledges and approves the existence of Tenant's supporting equipment within the Premises and located outside of the Premises, including but not limited to, the existing generator (including diesel tank and pad), antennas, grounding equipment, conduits, fiber entrances, and HVAC conditioners.

12.           Reserved Parking.                                Tenant's two (2) reserved parking spaces as provided in the First Amendment shall remain during the Lease Tenn.

13.           Counterparts/PDF Signatures. This Amendment may be executed in any number of counterparts, each counterpart shall be deemed an original, and all of the counterparts shall constitute one agreement. To facilitate execution of this Amendment, the parties may execute and exchange PDF counterparts of the signature pages, and PDF counterparts shall serve as originals.

14.           Exhibits. The following exhibits are attached to this Amendment, and these exhibits shall be considered a part of the Lease for all material purposes.

SCHEDULE I                               WORK LETTER

FOURTH AMENDMENT TO STANDARD OFFICE LEASE Page 3

IN WITNESS WHEREOF, the parties have executed this Amendment on the dates set forth by their respective signatures to be effective as of the Effective Date.

[SIGNATURES ON NEXT PAGE]

SIGNATURE PAGE

TO

FIRST AMENDMENT TO LEASE AGREEMENT

LANDLORD:

DOMICILIO OC, LLC, a Texas limited liability company

By:
Name:                                                              Title:

TENANT:

[Missing Graphic Reference]
PAYMENT DATA SYSTEMS, INC., a Nevada
corporation
By:
Name: Louis A. Hoch
Title: President and COO

SCHEDULE 1

WORK LETTER

1. LANDLORD'S WORK. Landlord shall have the responsibility of carrying out all Premises Alterations shown in the specification attached as Schedule A-1 to this Work Letter ("Landlord's Work").

2. TENANT IMPROVEMENT. Provided there shall not be existing a default by Tenant under the provisions of the Lease, Landlord agrees to provide up to, but not in excess of Nine Thousand Fourteen and No/100 Dollars ($9,014.00) (the "Tenant Improvement Allowance"), which is calculated at $2.00 per square foot of the net rentable area of the Premises. Tenant shall have up to twelve (12) months after the Commencement Date to use the Tenant Improvement Allowance.

3. COSTS OF LANDLORD'S WORK.

a.           Tenant Cost Proposal. Landlord shall provide Tenant with a good-faith quote for the cost of carrying out Landlord's Work, including any Tenant-supplied equipment reimbursable by Landlord (the "Tenant Cost Proposal"). Within five (5) business days after Tenant's receipt of the Tenant Cost Proposal, Tenant shall approve the Tenant Cost Proposal in writing and deliver it to Landlord; if Tenant does not provide any notice of approval or rejection of the Tenant Cost Proposal, then the Tenant Cost Proposal shall be deemed approved by Tenant. On Tenant's written or deemed approval of the Tenant Cost Proposal, Landlord shall be authorized to proceed with the construction of Landlord's Work. Landlord shall not be obligated to proceed with any of Landlord's Work (including any ordering or purchasing of materials) until (i) the Tenant Cost Proposal is approved or deemed approved by Tenant and (ii) Tenant pays the Upfront Tenant Cost as required by subparagraph (b) below.

b.           Payments by Tenant for Landlord's Work. Promptly on Tenant's written or deemed approval of the Tenant Cost Proposal, Tenant shall pay to Landlord the sum equal to the cost of the Landlord's Work as set forth in the approved Tenant Cost Proposal, minus the Tenant Improvement Allowance. The balance of the actual costs of carrying out Landlord's Work including all Change Orders (as defined in this Work Letter), shall be billed periodically to Tenant as Landlord's Work proceeds, and Tenant shall pay each invoice within five (5) business days of Landlord's delivery of each bill to Tenant. All of the actual costs of carrying out Landlord's Work (in excess of the Tenant Improvement Allowance) shall be paid by Tenant in full on or before the Commencement Date. Any Tenant-supplied equipment that is approved by Landlord in advance, to be installed and is includable in the Tenant hnprovement Allowance shall be billed by Tenant to Landlord and Landlord shall pay such invoice within five (5) business days of submission by Tenant. Tenant may use the portion of the Tenant Improvement Allowance to install two additional EntryGuard readers (for either Suite 125 or Suite 140 (being the "Ficentive Space"); granite countertops and additional cabinets in the Existing Premises break room, and for any other improvement in the Ficentive Space. On Tenant's timely approval of any Change Order pursuant to Section 5 below, Tenant shall pay to Landlord the total cost of the Change Order at the time Tenant sends its written approval to Landlord, and the balance shall be billed periodically and paid by Tenant as provided in the preceding two sentences. The amounts payable under this Section 3 shall constitute additional rent due pursuant to the Lease, and failure to make any of these payments when due shall constitute an Event of Default under this Lease, entitling Landlord to all of its remedies for an Event of Default under the Lease as well as all remedies otherwise available to Landlord at law or in equity.

4. LANDLORD'S WORK. Subject to the terms and conditions set forth in this Work Letter, Landlord shall commence and diligently proceed with Landlord's Work. Landlord shall perform, or cause the performance of, Landlord's Work in a good and workmanlike manner and in compliance with all laws and ordinances applicable to the Premises.

5. CHANGE ORDERS. If Tenant requests an item or condition that, in Landlord's sole discretion, shall require additional costs or shall cause a delay in the construction of Landlord's Work (a "Change Order"), then Landlord shall not be required to perform the Change Order until (i) Tenant requests the Change Order in writing; (ii) Landlord approves the Change Order; and (iii) Tenant pays Landlord the total cost of the Change Order as set forth in Section 3.b  above. Tenant shall be responsible for any additional costs incurred and delays caused as a result of any Change Order, and Landlord may request an additional security deposit before implementing any approved Change Order.

6. SUBSTANTIAL COMPLETION. Landlord and Tenant shall walk through and inspect Landlord's Work just before the anticipated date of completion of Landlord's Work. If, at the time of the inspection, any materially defective or unfinished items of Landlord's Work (excluding minor details, adjustments, or any other punch-list items that would not materially interfere with Tenant's use of the Premises for normal business operations), then Landlord shall promptly cause those items, if any, to be completed or corrected, as the case may be. Tenant shall, within five (5) days after confirmation of Substantial Completion (as defined below) pursuant to the inspection, execute a certificate confinning that Landlord's Work is Substantially Complete and identifying all punch-list items (the "Substantial Completion Certificate"). Landlord shall complete all punch-list items identified by Tenant within thirty (30) days after the issuance of the Substantial Completion Certificate, or a longer period of time if reasonably necessary to complete the punch-list items. "Substantial Completion" or "Substantially Completed" means that: (i) there are no materially defective or materially unfinished items in Landlord's Work that would materially interfere with Tenant's use of the Premises for normal business operations; and (ii) the Premises have been completed by Landlord substantially pursuant to the Final Plans, except for any punch-list items. Landlord's Work may include variations from the Final Plans without Tenant's prior approval if those variations are necessary to comply with any laws, ordinances, or regulations or are otherwise reasonably necessary, as determined by Landlord in its sole discretion. In the event of a dispute between Landlord and Tenant as to whether Landlord has Substantially Completed the construction of the Premises as required in this Work Letter, a certificate executed by Landlord's architect shall be deemed conclusive.

7. LANLDORD'S ENTRY TO PERFORM WORK. Tenant agrees that Landlord may enter the Premises to perform Landlord's Work (including during regular business hours) and Tenant further acknowledges that the performance of Landlord's Work may interfere with Tenant's occupancy of the Premises and the operation of its business.

8. TENANT'S REMEDY. Tenant's sole and exclusive remedy against Landlord for any defects in Landlord's Work is for the repair and replacement of those defects, but Landlord shall not be responsible for any defect of any nature in Landlord's Work of which Landlord is not notified by Tenant in writing within one (1) year after Substantial Completion. LANDLORD MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, IN CONNECTION WITH LANDLORD'S WORK, EXCEPT THE WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 8. TENANT'S SOLE REMEDY FOR THE BREACH OF ANY APPLICABLE WARRANTY IS THE REMEDY SET FORTH IN THIS SECTION 8. Tenant agrees that no other remedy, including, without limitation, incidental or consequential damages for lost profits, injury to person or property, or any other incidental or consequential loss, is available to Tenant for any defects in Landlord's Work.

9. TENANT'S WORK. On Substantial Completion of Landlord's Work, Tenant shall install its equipment and fixtures (if any) in the Premises promptly and diligently in a professional and workmanlike manner.

SCHEDULE 1-A

LANDLORD'S WORK